PRESS RELEASE ANDRITZ successfully closes its acquisition of Xerium Technologies, Inc. GRAZ, OCTOBER 17, 2018. International technology group ANDRITZ today announced the successful closing of its previously announced acquisition of Xerium Technologies, Inc. Xerium, headquartered in Youngsville, North Carolina, is a global manufacturer and supplier of machine clothing (forming fabrics, press felts, drying fabrics) and roll covers for paper, tissue, and board machines, including maintenance and aftermarket services. With its Smart® technology, the company provides a sophisticated digital software tool to optimize pressing performance by means of sensors integrated into the roll covers. ANDRITZ, headquartered in Graz, Austria, is a globally leading supplier of plants, equipment, and services for hydropower stations, the pulp and paper industry, the metal working and steel industries, and for solid/liquid separation in the municipal and industrial segments. – End – ANDRITZ AG ⁄ Stattegger Strasse 18 ⁄ 8045 Graz ⁄ Austria ⁄ p: +43 316 6902-0 ⁄ welcome@andritz.com ⁄ andritz.com

Page: 2 (total 2) PRESS RELEASE AVAILABLE FOR DOWNLOAD This press release is available for download at andritz.com/news. FOR FURTHER INFORMATION, PLEASE CONTACT Dr. Michael Buchbauer Head of Corporate Communications michael.buchbauer@andritz.com ANDRITZ GROUP ANDRITZ is a globally leading supplier of plants, equipment, and services for hydropower stations, the pulp and paper industry, the metal working and steel industries, and for solid/liquid separation in the municipal and industrial segments. Other important fields of business are animal feed and biomass pelleting, as well as automation, where ANDRITZ offers a wide range of innovative products and services in the IIoT (Industrial Internet of Things) sector under the brand name of Metris. In addition, the international technology Group is active in power generation (steam boiler plants, biomass power plants, recovery boilers, and gasification plants) and environmental technology (flue gas cleaning plants) and offers equipment for the production of nonwovens, dissolving pulp, and panelboard, as well as recycling plants. A passion for innovative technology, absolute customer focus, reliability, and integrity are the central values to which ANDRITZ commits. The listed Group is headquartered in Graz, Austria. With over 160 years of experience, circa 30,000 employees, and around 280 locations in over 40 countries worldwide, ANDRITZ is a reliable and competent partner and helps its customers to achieve their corporate and sustainability goals.